Exhibit 99.1

Barnes & Noble Education Reports First Quarter Fiscal Year 2023 Financial Results

Consolidated GAAP Net Loss of $52.7 million

Retail Segment Gross Comparable Store Sales Increased 15.0%

General Merchandise Gross Comparable Store Sales Increased 34.0%

First Day® Complete Adopted by 111 Campus Stores for the Fall 2022 Term, Representing Undergraduate Student Enrollment of Over 545,000, up 85% from 295,000 in the Prior Year

August 31, 2022, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the first quarter ended on July 30, 2022. Barnes & Noble Education is a highly seasonal business, and the first quarter is historically a period of low sales activity for the Company.
Financial results for the first quarter 2023:
•Consolidated first quarter GAAP sales of $263.9 million increased 9.6%, as compared to the prior year period.
•Consolidated first quarter GAAP gross profit of $63.5 million increased 5.8%, as compared to the prior year period.
•Consolidated first quarter GAAP net loss of $(52.7) million, compared to a net loss of $(43.6) million in the prior year period.
•Consolidated first quarter non-GAAP Adjusted Earnings of $(50.8) million, compared to $(40.0) million in the prior year period.
•Consolidated first quarter non-GAAP Adjusted EBITDA of $(33.4) million, compared to $(24.5) million in the prior year period.
Operational highlights for the first quarter 2023:
•111 campus stores have adopted BNC’s First Day® Complete courseware delivery program for the 2022 Fall Term, representing approximately 545,000* in total undergraduate student enrollment, a growth rate of 85% over Fall 2021 based on undergraduate student enrollment.
•Retail segment gross comparable store sales for the quarter increased by 15.0% on top of a 49.8% increase a year ago. Please see a more detailed definition in the Results table and Retail segment discussion below.
•General merchandise gross comparable store sales increased 34.0%.
•DSS revenue grew 10.6% to $9.2 million.

*As reported by National Center for Education Statistics (NCES)

“As we begin the 2022 – 2023 academic year, we are excited to welcome students back to campus for a more traditional in-person learning experience with a greater number of on-campus activities and events,” said Michael P. Huseby, Chief Executive Officer, BNED. “Our first quarter began with a solid start and consolidated results were in line with our expectations, benefitting from a strong graduation season, as many schools returned to in-person ceremonies, and robust general merchandise sales. We expanded staffing at stores in response to the greater on-campus activity and to prepare for what we expect to be a strong Fall Rush period. We are currently in the thick of our peak Fall Rush season and are excited to provide many more students with our First Day Complete inclusive access offering that’s designed to improve student outcomes through access, convenience and affordability. One hundred eleven (111) of our campus stores have implemented First Day Complete for the Fall term, representing undergraduate enrollment of approximately 545,000 students, representing an 85% growth rate over Fall 2021 based on undergraduate student enrollment. Additionally, we expect our general merchandise business to continue to grow, benefitting from our partnership with Fanatics and Lids and increased on campus traffic, including an increase in the number of activities and events as schools approach a more traditional learning experience.”
First Quarter Results for 2023
Results for the 13 weeks of fiscal 2023 and fiscal 2022 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks
	Q1 2023	Q1 2022
Total Sales	$263.9	$240.8
Net Loss	$(52.7)	$(43.6)

Non-GAAP(1)
Adjusted EBITDA	$(33.4)	$(24.5)
Adjusted Earnings	$(50.8)	$(40.0)

Additional Information
Retail Gross Comparable Store Sales Variances (2)	$33.5	$73.6
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.
(2) Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. In-store and online logo and emblematic general merchandise sales fulfilled by FLC and Fanatics, respectively, and are recognized on a net commission revenue basis, as compared to the recognition of online logo and emblematic sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales purposes, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results
Retail sales increased by $26.0 million, or 12.4%, as compared to the prior year period. Retail Gross Comparable Store Sales (non-GAAP) increased 15.0% for the quarter, with comparable textbook sales increasing 1.5%, on top of a 21.9% increase a year ago. Retail Gross Comparable Store Sales for general merchandise increased 34.0%, on top of a 119.4% increase a year ago. The growth in general merchandise sales was led by a strong graduation season and a rebound in café and convenience food product sales, which benefited from greater on-campus traffic.

The Retail non-GAAP Adjusted EBITDA loss for the quarter was $(25.0) million, as compared to a non-GAAP Adjusted EBITDA loss of $(19.6) million in the prior year period. The non-GAAP Adjusted EBITDA loss increased on higher selling and administrative expenses, primarily related to the expanded staffing at stores in response to greater on-campus activity during the quarter and in preparation for the upcoming peak fall term, including support for the growth in First Day programs.

Wholesale Segment Results
Wholesale first quarter sales of $37.1 million decreased $7.4 million, or 16.6%, as compared to the prior year period. The decrease is primarily due to used textbooks supply constraints resulting from the lack of on campus textbook buyback opportunities over the last two years and lower customer demand, partially offset by lower returns and allowances.

Wholesale non-GAAP Adjusted EBITDA for the quarter declined to $2.8 million, as compared to $6.4 million in the prior year, declining on the lower sales.

DSS Segment Results
DSS first quarter sales of $9.2 million increased $0.9 million, or 10.6%, as compared to the prior year period.

DSS non-GAAP Adjusted EBITDA was $0.9 million for the quarter, as compared to $1.7 million in the prior year period.

Outlook
For fiscal year 2023, the Company expects consolidated non-GAAP Adjusted EBITDA to be between $30 million to $40 million. The Company expects significant improvement in its Retail business being driven by new First Day Complete implementations, growth within its general merchandise business and new business wins. The challenges within its wholesale business, including constrained used book inventory and higher inflationary pressures on wages and freight, are expected to persist. DSS non-GAAP Adjusted EBITDA is expected to be near fiscal year 2022 levels as revenue growth is offset by investments in product enhancements.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Wednesday, August 31, 2022 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal year 2023 second quarter results in December 2022.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,406 college, university, and K-12 school bookstores, comprised of 793 physical bookstores and 613 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce websites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,100 physical bookstores (including our Retail Segment's 793 physical bookstores) and sources and distributes new and used textbooks to our 613 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 350 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, an institutional and direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	July 30, 2022	July 31, 2021
Sales:
Product sales and other	$252,946	$227,770
Rental income	10,912	13,024
Total sales	263,858	240,794
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	194,105	174,161
Rental cost of sales	6,265	6,604
Total cost of sales	200,370	180,765
Gross profit	63,488	60,029
Selling and administrative expenses	98,486	86,235
Depreciation and amortization expense	12,533	12,624
Restructuring and other charges (a)	375	1,905
Operating loss	(47,906)	(40,735)
Interest expense, net	3,868	2,494
Loss before income taxes	(51,774)	(43,229)
Income tax expense	933	399
Net loss	$(52,707)	$(43,628)

Loss per common share:
Basic	$(1.01)	$(0.85)
Diluted	$(1.01)	$(0.85)
Weighted average common shares outstanding:
Basic	52,172	51,474
Diluted	52,172	51,474

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended
	July 30, 2022	July 31, 2021
Percentage of sales:
Sales:
Product sales and other	95.9%	94.6%
Rental income	4.1%	5.4%
Total sales	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	76.7%	76.5%
Rental cost of sales (a)	57.4%	50.7%
Total cost of sales	75.9%	75.1%
Gross profit	24.1%	24.9%
Selling and administrative expenses	37.3%	35.8%
Depreciation and amortization expense	4.7%	5.2%
Restructuring and other charges	0.1%	0.8%
Operating loss	(18.0)%	(16.9)%
Interest expense, net	1.5%	1.0%
Loss before income taxes	(19.5)%	(17.9)%
Income tax expense	0.4%	0.2%
Net loss	(19.9)%	(18.1)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	July 30, 2022	July 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$9,147	$7,649
Receivables, net	119,603	118,254
Merchandise inventories, net	463,555	472,461
Textbook rental inventories	8,501	6,657
Prepaid expenses and other current assets	60,181	64,724
Total current assets	660,987	669,745
Property and equipment, net	94,638	91,080
Operating lease right-of-use assets	318,070	289,102
Intangible assets, net	124,569	146,035
Goodwill	4,700	4,700
Deferred tax assets, net	—	15,943
Other noncurrent assets	22,405	27,405
Total assets	$1,225,369	$1,244,010
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$324,613	$331,055
Accrued liabilities	94,217	92,061
Current operating lease liabilities	149,587	135,937
Short-term borrowings	40,000	50,000
Total current liabilities	608,417	609,053
Long-term deferred taxes, net	1,430	—
Long-term operating lease liabilities	197,407	179,540
Other long-term liabilities	20,969	52,427
Long-term borrowings	220,300	153,700
Total liabilities	1,048,523	994,720
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 54,774 and 53,665 shares, respectively; outstanding, 52,348 and 51,587 shares, respectively	547	536
Additional paid-in-capital	742,624	735,376
Accumulated deficit	(544,201)	(466,265)
Treasury stock, at cost	(22,124)	(20,357)
Total stockholders' equity	176,846	249,290
Total liabilities and stockholders' equity	$1,225,369	$1,244,010

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	13 weeks ended
	July 30, 2022	July 31, 2021
Cash flows from operating activities:
Net loss	$(52,707)	$(43,628)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	12,533	12,624
Content amortization expense	1,577	1,275
Amortization of deferred financing costs	555	362
Merchandise inventory loss (a)	—	434
Stock-based compensation expense	1,791	1,122
Changes in other long-term assets and liabilities, net	992	1,972
Changes in operating lease right-of-use assets and liabilities	(1,230)	(10,464)
Changes in other operating assets and liabilities, net	7,491	18,999
Net cash flow used in operating activities	(28,998)	(17,304)
Cash flows from investing activities:
Purchases of property and equipment	(9,726)	(11,370)
Net change in other noncurrent assets	—	192
Net cash flow used in investing activities	(9,726)	(11,178)
Cash flows from financing activities:
Proceeds from borrowings	147,200	71,720
Repayments of borrowings	(112,600)	(45,620)
Payment of deferred financing costs	(559)	—
Purchase of treasury shares	(612)	(1,215)
Net cash flows provided by financing activities	33,429	24,885
Net decrease in cash, cash equivalents and restricted cash	(5,295)	(3,597)
Cash, cash equivalents and restricted cash at beginning of period	21,934	16,814
Cash, cash equivalents and restricted cash at end of period	$16,639	$13,217
Changes in other operating assets and liabilities, net:
Receivables, net	$17,436	$2,818
Merchandise inventories	(169,701)	(191,783)
Textbook rental inventories	21,111	22,035
Prepaid expenses and other current assets	(1,969)	(6,012)
Accounts payable and accrued liabilities	140,614	191,941
Changes in other operating assets and liabilities, net	$7,491	$18,999

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information (In thousands, except percentages) (Unaudited)

Segment Information (a)	13 weeks ended
	July 30, 2022	July 31, 2021
Sales:
Retail (b)	$236,507	$210,469
Wholesale	37,083	44,484
DSS	9,184	8,303
Eliminations	(18,916)	(22,462)
Total Sales	$263,858	$240,794

Gross Profit
Retail (c)	$54,019	$48,743
Wholesale	6,899	10,405
DSS (d)	9,034	8,139
Eliminations	(4,887)	(5,549)
Total Gross Profit	$65,065	$61,738

Selling and Administrative Expenses
Retail	$79,004	$68,365
Wholesale	4,131	3,991
DSS	8,145	6,447
Corporate Services	7,214	7,444
Eliminations	(8)	(12)
Total Selling and Administrative Expenses	$98,486	$86,235

Segment Adjusted EBITDA (Non-GAAP) (e)
Retail	$(24,985)	$(19,622)
Wholesale	2,768	6,414
DSS	889	1,692
Corporate Services	(7,214)	(7,444)
Eliminations	(4,879)	(5,537)
Total Segment Adjusted EBITDA (Non-GAAP)	$(33,421)	$(24,497)

Percentage of Segment Sales
Gross Profit
Retail (c)	22.8%	23.2%
Wholesale	18.6%	23.4%
DSS (d)	98.4%	98.0%
Eliminations	25.8%	24.7%
Total Gross Profit	24.7%	25.6%

Selling and Administrative Expenses
Retail	33.4%	32.5%
Wholesale	11.1%	9.0%
DSS	88.7%	77.6%
Corporate Services	N/A	N/A
Eliminations	N/A	N/A
Total Selling and Administrative Expenses	37.3%	35.8%

(a)    See Explanatory Note in this Press Release for Segment descriptions.
(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective in April 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. The transition to FLC for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to the transition. For Retail Gross Comparable Store Sales details, see the Sales Information disclosure of this Press Release.
(c)    For the 13 weeks ended July 30, 2022 and July 31, 2021, the Retail Segment gross margin excludes $26 and $166, respectively, of amortization expense (non-cash) related to content development costs. Additionally, for the 13 weeks ended July 31, 2021, gross margin excludes a merchandise inventory loss of $434 in the Retail Segment related to the sale of our logo and emblematic general merchandise inventory below cost to FLC.
(d)    For the 13 weeks ended July 30, 2022 and July 31, 2021, the DSS Segment gross margin excludes $1,551 and $1,109, respectively, of amortization expense (non-cash) related to content development costs.
(e)    For additional information, including a reconciliation to the most comparable financial measures presented in accordance with GAAP, see "Non-GAAP Information" and "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	July 30, 2022	July 31, 2021 (a)
Retail Sales
New stores (b) (c)	$11.8	$10.3
Closed stores (b)	(5.2)	(4.5)
Comparable stores (c)	21.2	44.6
Textbook rental deferral	(1.2)	0.2
Service revenue (d)	(0.5)	2.3
Other (d)	(0.1)	(1.2)
Retail Sales subtotal:	$26.0	$51.7
Wholesale Sales:	$(7.4)	$(35.8)
DSS Sales	$0.9	$2.4
Eliminations (f)	$3.6	$18.5
Total sales variance	$23.1	$36.8
(a)    The variances for this period are primarily related to re-opening stores that had temporarily closed due to the COVID-19 pandemic in the prior year.
(b)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended
	July 30, 2022		July 31, 2021
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	805	622	769	648
Stores opened	26	14	30	23
Stores closed	38	23	15	26
Number of stores at end of period	793	613	784	645

(c)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective in April 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. The transition to FLC for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to the transition. For Retail Gross Comparable Store Sales details, see below.
(d)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(e)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(f)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales

Retail Gross Comparable Store Sales variances by category for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	July 30, 2022		July 31, 2021 (a)
Textbooks (Course Materials)	$1.9	1.5%	$23.1	21.9%
General Merchandise	31.6	34.0%	50.5	119.4%
Total Retail Gross Comparable Store Sales	$33.5	15.0%	$73.6	49.8%

(a)    The variances for this period are primarily related to re-opening stores that had temporarily closed due to the COVID-19 pandemic in the prior year.
To supplement the Total Sales table presented above, the Company uses Retail Gross Comparable Store Sales as a key performance indicator. Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis for consistent year-over-year comparison.
Effective in April 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. The transition to FLC for campus stores was effective in April 2021, and the e-commerce websites transitioned to Fanatics throughout Fiscal 2022. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to the transition.
We believe the current Retail Gross Comparable Store Sales calculation method reflects management’s view that such comparable store sales are an important measure of the growth in sales when evaluating how established stores have performed over time. We present this metric as additional useful information about the Company’s operational and financial performance and to allow greater transparency with respect to important metrics used by management for operating and financial decision-making. Retail Gross Comparable Store Sales are also referred to as "same-store" sales by others within the retail industry and the method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies and is intended only as supplemental information and is not a substitute for net sales presented in accordance with GAAP.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a)
(In thousands) (Unaudited)

Consolidated Adjusted Earnings (non-GAAP) (a)	13 weeks ended
	July 30, 2022	July 31, 2021
Net loss	$(52,707)	$(43,628)
Reconciling items, after-tax (below)	1,952	3,614
Adjusted Earnings (non-GAAP)	$(50,755)	$(40,014)

Reconciling items, pre-tax
Merchandise inventory loss (b)	$—	$434
Content amortization (non-cash) (c)	1,577	1,275
Restructuring and other charges (d)	375	1,905
Reconciling items, pre-tax	1,952	3,614
Less: Pro forma income tax impact (e)	—	—
Reconciling items, after-tax	$1,952	$3,614

Consolidated Adjusted EBITDA (non-GAAP) (a)	13 weeks ended
	July 30, 2022	July 31, 2021
Net loss	$(52,707)	$(43,628)
Add:
Depreciation and amortization expense	12,533	12,624
Interest expense, net	3,868	2,494
Income tax expense	933	399
Merchandise inventory loss (b)	—	434
Content amortization (non-cash) (c)	1,577	1,275
Restructuring and other charges (d)	375	1,905
Adjusted EBITDA (non-GAAP)	$(33,421)	$(24,497)

Adjusted EBITDA by Segment (non-GAAP) (a)

The following is Adjusted EBITDA by Segment for the 13 week periods:

	13 weeks ended July 30, 2022
	Retail	Wholesale	DSS	Corporate Services (f)	Eliminations	Total
Net (loss) income	$(34,540)	$1,419	$(2,299)	$(12,408)	$(4,879)	$(52,707)
Add:
Depreciation and amortization expense	9,529	1,349	1,637	18	—	12,533
Interest expense, net	—	—	—	3,868	—	3,868
Income tax expense	—	—	—	933	—	933
Content amortization (non-cash) (c)	26	—	1,551	—	—	1,577
Restructuring and other charges (d)	—	—	—	375	—	375
Adjusted EBITDA (non-GAAP)	$(24,985)	$2,768	$889	$(7,214)	$(4,879)	$(33,421)

	13 weeks ended July 31, 2021
	Retail	Wholesale	DSS	Corporate Services (f)	Eliminations	Total
Net (loss) income	$(30,637)	$5,114	$(1,316)	$(11,252)	$(5,537)	$(43,628)
Add:
Depreciation and amortization expense	9,407	1,300	1,899	18	—	12,624
Interest expense, net	—	—	—	2,494	—	2,494
Income tax expense	—	—	—	399	—	399
Merchandise inventory loss (b)	434	—	—	—	—	434
Content amortization (non-cash) (c)	166	—	1,109	—	—	1,275
Restructuring and other charges (d)	1,008	—	—	897	—	1,905
Adjusted EBITDA (non-GAAP)	$(19,622)	$6,414	$1,692	$(7,444)	$(5,537)	$(24,497)
(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    As contemplated by the FLC Partnership's merchandising agreement, we sold our logo and emblematic general merchandise inventory to FLC and received proceeds of $41,773, and recognized a merchandise inventory loss on the sale of $10,262 in cost of goods sold during the 52 weeks ended May 1, 2021 for the Retail Segment. The final inventory sale price was determined during the 13 weeks ended July 31, 2021, at which time, we received additional proceeds of $1,906, and recognized a merchandise inventory loss on the sale of $434 in cost of goods sold for the Retail Segment.
(c)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the condensed consolidated financial statements.
(d)    During the 13 weeks ended July 30, 2022 and July 31, 2021, we recognized restructuring and other charges totaling $375 and $1,905, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, shareholder activist activities, and costs related to development and integration associated with the FLC Partnership.
(e)    Represents the income tax effects of the non-GAAP items.
(f)    Interest expense is reflected in Corporate Services as it is primarily related to our Credit Agreement and Term Loan Agreement which fund our operating and financing needs across the organization. Income taxes are reflected in Corporate Services as we record our income tax provision on a consolidated basis.

Free Cash Flow (non-GAAP) (a)

	13 weeks ended
	July 30, 2022	July 31, 2021
Net cash flows used in operating activities	$(28,998)	$(17,304)
Less:
Capital expenditures (b)	9,726	11,370
Cash interest paid	2,933	1,682
Cash taxes (refund) paid	122	254
Free Cash Flow (non-GAAP)	$(41,779)	$(30,610)

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended
	July 30, 2022	July 31, 2021
Physical store capital expenditures	$4,496	$3,893
Product and system development	2,665	3,624
Content development costs	2,019	2,847
Other	546	1,006
Total Capital Expenditures	$9,726	$11,370

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment, and Free Cash Flow

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment and Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) adjusted for certain reconciling items that are subtracted from or added to net income (loss). We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss). We define Free Cash Flow as Cash Flows from Operating Activities less capital expenditures, cash interest and cash taxes.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss); the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss); and the reconciliation of Adjusted EBITDA by Segment to net income (loss) by segment. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by Segment, at a consolidated level and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. Management also uses Adjusted EBITDA by Segment to determine segment capital allocations. We believe that the inclusion of Adjusted Earnings, Adjusted EBITDA, and Adjusted EBITDA by Segment results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 30, 2022 filed with the SEC on June 29, 2022, which includes consolidated financial statements for each of the three years for the period ended April 30, 2022, May 1, 2021, and May 2, 2020 (Fiscal 2022, Fiscal 2021, and Fiscal 2020, respectively).

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
908-991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with public health crises, epidemics, and pandemics, such as the COVID-19 pandemic, including the duration, spread, severity, and any recurrences thereof, and the impact such public health crises have on the overall demand for BNED products and services, our operations, the operations of our suppliers and other business partners, and the effectiveness of our response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 30, 2022. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.